UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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REKOR SYSTEMS, INC.
(Name of Registrant As Specified In Charter)

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NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

GENERAL INFORMATION

This Notice and the accompanying Information Statement (“Information Statement”) are being furnished by Rekor Systems, Inc., a Delaware corporation (the “Company”) to the holders of shares of our common stock, par value $0.0001 per share (“Common Stock”) to inform you that, on January 28, 2020, the Board of Directors of the Company (the “Board”) adopted resolutions of the Board to ratify, approve and recommend stockholder approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to revise Article IV, Section 4.1 thereof in order to effect an increase in the authorized number of shares of the Company’s Common Stock from 30,000,000 to 100,000,000 (the “Amendment”). No change is being made to the authorized shares of the Company’s Preferred Stock which shall remain at 2,000,000. On February 21, 2020, the holders of a majority in voting power of issued and outstanding shares of our Common Stock, par value $0.0001 (the “Majority Holders”) approved the Amendment by written consent in lieu of a meeting (the “Written Consent”). The holders of the Company’s Series A Preferred Stock and Series B Preferred Stock are not entitled to vote on the Amendment.

The accompanying Information Statement is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. We are also furnishing the Information Statement to our stockholders in satisfaction of the notice requirement under Section 228 of the DGCL. Because the Written Consent of the Majority Holders satisfies all applicable stockholder voting requirements, the Board is not soliciting your proxy or consent in connection with the matters discussed above. You are urged to read the Information Statement carefully and in its entirety for a description of the action taken by the Company and the Majority Holders.

The Amendment will not become effective before the date which is 20 days after the Information Statement is first mailed to our stockholders. The Information statement is being mailed on or about February 26, 2020 to our stockholders of record on February 18, 2020.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

By Order of the Board of Directors,

Dated: February 21, 2020	/s/ Robert Berman
Robert Berman President and Chief Executive Officer

REKOR SYSTEMS, INC.

7172 Columbia Gateway Drive, Suite 400
Columbia, MD 21046

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES

EXCHANGE ACT OF 1934, AS AMENDED

This Information Statement (the “Information Statement”) is being mailed on or about February 26, 2020 to the holders of record at the close of business on February 18, 2020 (the “Record Date”) of the shares of common stock, par value $0.0001 per share (“Common Stock”) of Rekor Systems, Inc., a Delaware corporation (“Rekor”, “we,” “our,” “us,” or the “Company”), in connection with an action taken by written consent (the “Written Consent”) of the holders of a majority in voting power of issued and outstanding shares of our Common Stock (the “Majority Holders”) in lieu of a meeting to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), to increase the authorized number of shares of our Common Stock from 30,000,000 to 100,000,000 (the “Amendment”). The holders of the Company’s Series A Preferred Stock and Series B Preferred Stock are not entitled to vote on the Amendment.

The Majority Holders, beneficially owning 13,943,841 shares of our issued and outstanding Common Stock, have executed the Written Consent approving the Amendment. The Majority Holders held of record on the Record Date approximately 63.1% of the issued and outstanding shares, and therefore more than the 50.1% majority voting power necessary to approve the proposed Amendment. Dissenting stockholders do not have any statutory appraisal rights as a result of the action taken. The Board of Directors of the Company (the “Board”) does not intend to solicit any proxies or consents from any other stockholders in connection with this action. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely to advise stockholders of the action taken by the Written Consent.

Section 228 of the Delaware General Corporation Law (the “DGCL”) generally provides that any action required to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent thereto is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Pursuant to Section 242 of the DGCL, a majority of the outstanding voting shares of stock entitled to vote thereon is required in order to amend our Certificate to effect the Amendment. In order to eliminate the costs and management time involved in obtaining proxies and to effect the above action as early as possible in order to accomplish the purposes of the Company as herein described, the Board consented to the utilization of, and successfully obtained, written consent of the Majority Holders.

This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to our stockholders of record on the Record Date. The Amendment will not become effective before the date which is 20 days after this Information Statement is first mailed to our stockholders. The 20-day period is expected to conclude on or about March 17, 2020.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

Record Date and Vote Required

The close of business on February 18, 2020 has been fixed as the Record Date for the determination of stockholders entitled to vote via written consent. As of such date, we had 22,111,273 shares of our Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter to be voted upon at a meeting or via written consent.

Pursuant to Section 228 of the DGCL, unless otherwise provided in the Certificate, any corporate action required to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members having a right to vote thereon were present and voted. The Majority Holders, who held in the aggregate the equivalent of 13,943,841 votes, or approximately 63.1% of the voting equity of the Company, voted in favor of the Amendment by executing the Written Consent in lieu of a meeting in accordance with our By-Laws and the DGCL. The Written Consent is sufficient under the DGCL and our By-laws to approve and adopt the action described in this Information Statement. Consequently, no further stockholder action is required.

No Dissenters’ Rights

Under the DGCL, the Company’s stockholders are not entitled to dissenters’ rights with respect to the Amendment effecting the increase in authorized shares of the Company’s Common Stock, and the Company will not independently provide stockholders with any such right.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of our directors, executive officers or any associate of a director or executive officer has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter described in this Information Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 18, 2020 with respect to the holdings of: (i) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (ii) each of our directors, nominees for director and named executive officers; and (iii) all directors and executive officers as a group. In accordance with applicable Securities and Exchange Commission (the “SEC”) rules, the number of shares reflected as beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC. Under those rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after February 11, 2020 through the exercise of any stock option, warrants or other rights. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Applicable percentages are based upon 22,111,273 shares of our Common Stock outstanding as of February 18, 2020.

Name and address of beneficial owner (1)	Number of Shares beneficially owned (2)		Percent of class
Directors and Named Executive Officers
Robert A. Berman	4,462,104	(3)	20.2%
James McCarthy	2,725,835		12.3%
Richard Nathan	1,614,666	(4)	7.3%
Matthew Hill	1,155,000	(5)	5.1%
Paul de Bary	118,499	(6)	*
Glenn Goord	150,999	(7)	*
Christine Harada	70,999	(8)	*
David Hanlon	70,999	(8)	*
Steven Croxton	48,499	(9)	*
Eyal Hen	-	(10)	*
Riaz Latifullah	174,595	(11)	*
All directors and named executive officers as a group (11 persons)	10,592,195		45.5%
5% or Greater Shareholders
Avon Road Partners, L.P.	4,440,104	(3)	20.1%
Superius Securities Group Inc Profit Sharing Plan	1,090,639	(12)	4.9%

* Less than 1%

(1)
Unless otherwise indicated, the address of those listed is c/o Rekor Systems, Inc., 7172 Columbia Gateway Drive, Suite 400, Columbia, MD 21046. Unless otherwise indicated, all shares are owned directly by the beneficial owner.

(2)
Based on 22,111,273 shares of our common stock issued and outstanding as of the February 18, 2020.

(3)
As the general partner of Avon Road, Mr. Berman may be deemed to be the beneficial owner of 4,462,104 shares of Rekor Systems, Inc. common stock, or 20.2% of the class of securities. He may be deemed to share with Avon Road (and not with any third-party) the power to vote or direct the vote of and to dispose or direct the disposition of the 4,440,104 shares of Rekor Systems, Inc. common stock beneficially owned by Avon Road, or 20.1% of the class of securities.

(4)
Consists of: 1,593,020 shares of our common stock; a Unit Warrant to purchase 4,849 shares of our common stock exercisable within 60 days of February 18, 2020; and 16,797 shares of our common stock acquirable through the conversion of 10,000 shares of Rekor Systems, Inc. Series A Preferred Stock.

(5)
Consists of 530,000 shares of Rekor Systems, Inc. common stock and warrants to purchase 625,000 shares of our common stock.

(6)
Consists of options to purchase 108,499 shares of our common stock exercisable within 60 days of February 18, 2020, and 10,000 shares of our common stock.

(7)
Consists of options to purchase 70,999 shares of our common stock exercisable within 60 days of February 18, 2020, and 80,000 shares of our common stock.

(8)
Consists of options to purchase 70,999 shares of our common stock exercisable within 60 days of February 18, 2020.

(9)
Consists of options to purchase 48,499 shares of our common stock exercisable within 60 days of February 18, 2020.

(10)
Mr. Hen serves as our Chief Financial Officer and Principal Financial and Accounting Officer since May 15, 2019.

(11)
Consists of options to purchase 174,595 shares of our common stock exercisable within 60 days of February 18, 2020.

(12)
Based on the Schedule 13G/A Amendment No. 1 as filed with the Securities and Exchange Commission on January 28, 2020, reporting beneficial ownership of 5.14% based on 21,027,401 shares issued and outstanding. The address of the reporting person is 94 Grand Ave, Englewood, NJ 07631.

ACTION BY BOARD OF DIRECTORS AND MAJORITY HOLDERS

AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

The Board and the Majority Holders have adopted and approved the Amendment to increase the number of our authorized shares of Common Stock from 30,000,000 to 100,000,000. The rights and privileges terms of the additional authorized shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. However, because the holders of Common Stock do not have preemptive rights to purchase or subscribe for any new issuances of Common Stock, the subsequent potential issuance of additional shares of Common Stock will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of Common Stock. The Amendment and the creation of additional shares of authorized Common Stock will not alter current stockholders’ relative rights and limitations.

The Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation that reflects the increase in the authorized Common Stock is attached hereto as Appendix A. The increase in authorized Common Stock will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which is expected to occur as soon as is reasonably practicable on or after the twentieth (20th) day following the mailing of this Information Statement to the Company’s stockholders.

Reason for Increase in Authorized Capital

In order to permit us to raise capital or issue our Common Stock for other business purposes, we need to have available unissued but authorized shares of Common Stock and therefore need to increase the number of shares of our Common Stock authorized for issuance. We anticipate that this increase in authorized shares of Common Stock will be sufficient to support the Company’s business plan and expected growth over the next five years.

Except as may be effected under our At Market Issuance Sales Agreement dated August 14, 2019 as presently in effect, we do not currently have any specific plans to effect public offerings of shares of our Common Stock under our registration statement on Form S-3. However, in the future we may use the additional shares of Common Stock for such public offerings, and we may also pursue private placements or other capital raising opportunities if we believe them to be in the best interests of the Company and our stockholders.

As a result of the increase in authorized Common Stock, the Company will have additional flexibility to be able to issue shares from time to time as may be required for proper business purposes, such as paying debt, raising additional capital for ongoing operations, establishing strategic relationships with corporate partners, acquiring or investing in complementary businesses or products, and providing equity incentives to employees.

Effects of Increase

In general, the issuance of any new shares of Common Stock will cause immediate dilution to the Company’s existing stockholders, may affect the amount of any dividends paid to such stockholders and may reduce the share of the proceeds of the Company that they would receive upon liquidation of the Company. Another effect of increasing the Company’s authorized Common Stock may be to enable the Board to render it more difficult to, or discourage an attempt to, obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. The Board would, unless prohibited by applicable law, have additional shares of Common Stock available to effect transactions (such as private placements) in which the number of the Company’s outstanding shares would be increased and would thereby dilute the interest of any party attempting to gain control of the Company, even if such party is offering a significant premium over the current market price of the Common Stock. Such an issuance of shares of Common Stock would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and the Amendment was not presented with the intent that the increase in the Company’s authorized Common Stock be utilized as an anti-takeover measure.

ADDITIONAL INFORMATION

We file reports with the SEC on an annual basis using Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may read and copy any such reports and amendments thereto at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. Please call the SEC at 1-800-SEC-0330 for information on the Public Reference Room. Additionally, the SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information that issuers (including us) file electronically with the SEC. The SECs website address is http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our Internet website found at www.rekorsystems.com. Our stock is quoted on the Nasdaq Capital Market under the symbol “REKR.”

Appendix A

SECOND CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REKOR SYSTEMS, INC.

Rekor Systems, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

(1)
The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the second sentence of Article IV, Section 4.1 thereof in its entirety and inserting the following in lieu thereof:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred-Two Million (102,000,000) shares, of which One Hundred Million (100,000,000) shares shall be designated as Common Stock with a par value of $0.0001 per share, and Two Million (2,000,000) shares shall be designated as Preferred Stock with a par value of $0.0001 per share.

(2)
The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as amended, to be executed and acknowledged by its duly appointed officer as of this [___] day of March 2020.

REKOR SYSTEMS, INC.

By:
Name: Robert Berman
Title: President and Chief Executive Officer